Exhibit 11
			       Xerox Corporation

		   Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

							  Three months ended
								 March 31,
							      1996      1995

I. Primary Net Income Per
     Common Share

   Income from continuing operations                      $    237 $    187
   Accrued dividends on ESOP preferred stock, net              (11)     (11)
   Accrued dividends on redeemable preferred stock              (1)      (1)
     Adjusted income from continuing operations                225      175
     Discontinued operations                                     -      (40)
     Adjusted net income                                  $    225 $    135

   Average common shares outstanding
     during the period                                     108,331  106,359
   Common shares issuable with respect
     to common stock equivalents for
     stock options, incentive and
     exchangeable shares                                     2,679    2,834
   Adjusted average shares outstanding
     for the period                                        111,010  109,193

   Primary earnings per share:
     Continuing operations                                $   2.03 $   1.60
     Discontinued operations                                     -     (.37)
   Primary earnings per share                             $   2.03 $   1.23


II.Fully Diluted Net Income Per
    Common Share

   Income from continuing operations                      $    237 $    187
   Accrued dividends on redeemable preferred stock              (1)      (1)
   ESOP expense adjustment, net of tax                          (1)      (2)
   Interest on convertible debt, net of tax                      1        1
     Adjusted income from continuing operations                236      185
     Discontinued operations                                     -      (40)
     Adjusted net income                                  $    236 $    145

   Average common shares outstanding
     during the period                                     108,331  106,359
   Stock options, incentive and
     exchangeable shares                                     2,679    3,047
   Convertible debt                                            881      881
   ESOP preferred stock                                      9,406    9,649
   Adjusted average shares outstanding
     for the period                                        121,297  119,936

   Fully diluted earnings per share:
     Continuing operations                                $   1.95 $   1.54
     Discontinued operations                                     -     (.34)
   Fully diluted earnings per share                       $   1.95 $   1.20


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